Exhibit 99.1
ENACT REPORTS SECOND QUARTER 2024 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND
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GAAP Net Income of $184 million, or $1.16 per diluted share
Adjusted Operating Income of $201 million, or $1.27 per diluted share
Return on Equity of 15.4% and Adjusted Operating Return on Equity of 16.9%
Record Primary insurance in-force of $266 billion, a 3% increase from second quarter 2023
PMIERs Sufficiency of 169% or $2,057 million
Book Value Per Share of $30.91 and Book Value Per Share excluding AOCI of $32.43
Announces quarterly cash dividend of $0.185 per common share

Raleigh, NC, July 31, 2024 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the second quarter of 2024.

“We delivered a very strong performance in the second quarter that reflected continued successful execution across all aspects of our strategy,” said Rohit Gupta, President and CEO of Enact. “Against a dynamic market backdrop, we generated record insurance-in-force while prudently managing our risks, maintaining expense discipline, and returning capital to our shareholders. Looking ahead, we remain optimistic about the long-term dynamics of our market. We are confident in our role in helping individuals responsibly achieve the dream of homeownership and in our ability to create long-term sustainable value for all our stakeholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	2Q24	1Q24	2Q23
Net Income (loss)	$184	$161	$168
Diluted Net Income (loss) per share	$1.16	$1.01	$1.04
Adjusted Operating Income (loss)	$201	$166	$178
Adj. Diluted Operating Income (loss) per share	$1.27	$1.04	$1.10
NIW ($B)	$14	$11	$15
Primary IIF ($B)	$266	$264	$258
Primary Persistency Rate	83%	85%	84%
Net Premiums Earned	$245	$241	$239
Losses Incurred	$(17)	$20	$(4)
Loss Ratio	(7)%	8%	(2)%
Operating Expenses	$56	$53	$55
Expense Ratio	23%	22%	23%
Net Investment Income	$60	$57	$51
Net Investment gains (losses)	$(8)	$(7)	$(13)
Return on Equity	15.4%	13.8%	15.5%
Adjusted Operating Return on Equity	16.9%	14.2%	16.4%
PMIERs Sufficiency ($)	$2,057	$1,883	$1,958
PMIERs Sufficiency (%)	169%	163%	162%

Second Quarter 2024 Financial and Operating Highlights
•Net income was $184 million, or $1.16 per diluted share, compared with $161 million, or $1.01 per diluted share, for the first quarter of 2024 and $168 million, or $1.04 per diluted share, for the second quarter of 2023. Adjusted operating income was $201 million, or $1.27 per diluted share, compared with $166 million, or $1.04 per diluted share, for the first quarter of 2024 and $178 million, or $1.10 per diluted share, for the second quarter of 2023.
•New insurance written (NIW) was $14 billion, up 29% from $11 billion in the first quarter of 2024 primarily driven by higher estimated MI market size and down 10% from the second quarter of 2023. NIW for the current quarter was comprised of 97% monthly premium policies and 97% purchase originations.
•Primary insurance in-force was $266 billion, up from $264 billion in the first quarter of 2024 and up 3% from $258 billion in the second quarter of 2023.
•Persistency was 83%, down from 85% in the first quarter of 2024 and modestly down from 84% in the second quarter of 2023. The sequential decline in persistency is aligned to historical seasonality as we transitioned to the spring selling season. Approximately 4% of the mortgages in our portfolio had rates at least 50 basis points above the prevailing market rate.
•Net premiums earned were $245 million, up 2% from $241 million in the first quarter of 2024 and up 3% from $239 million in the second quarter of 2023. Net premiums increased sequentially and year over year driven by insurance in-force growth and our growth in premiums from attractive adjacencies consisting primarily of Enact Re’s GSE CRT participation partially offset by higher ceded premiums.
•Losses incurred for the second quarter of 2024 were $(17) million and the loss ratio was (7)%, compared to $20 million and 8%, respectively, in the first quarter of 2024 and $(4) million and (2)%, respectively, in the second quarter of 2023.The sequential and year-over-year decrease in losses and the loss ratio were primarily driven by a reserve release of $77 million reflecting favorable cure performance and the lowering of our claim rate expectations from 10% to 9%. We lowered our claim rate expectations on both existing delinquencies and new delinquencies as a result of sustained favorable cure performance and our current market expectations. The $77 million reserve release compares to a reserve release of $54 million and $63 million in the first quarter of 2024 and second quarter of 2023, respectively. In addition to the lower claim rate on new delinquencies, the current quarter losses were lower sequentially due to lower new delinquencies. The decrease year-over-year was partially offset by higher new delinquencies from their normal loss development pattern.
•Operating expenses in the current quarter were $56 million and the expense ratio was 23%. These metrics were impacted by approximately $3 million and one percentage point, respectively, of one-time restructuring costs driven by a voluntary separation program. This compared to $53 million and 22%, respectively, in the first quarter of 2024 and $55 million and 23%, respectively in the second quarter of 2023. The sequential and year-over-year increase in expenses was primarily driven by these restructuring costs.
•Net investment income was $60 million, up from $57 million in the first quarter of 2024 and $51 million in the second quarter of 2023, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment loss in the quarter was $(8) million, a decrease of $1 million sequentially and a decrease of $5 million versus the same period in the prior year, as we identified assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the second quarter of 2024 was 15.4% and annualized adjusted operating return on equity was 16.9%. This compares to first quarter 2024 results of 13.8% and 14.2%, respectively, and to second quarter 2023 results of 15.5% and 16.4%, respectively.

Capital and Liquidity
•Enact Holdings, Inc. held $216 million of cash and cash equivalents plus $310 million of invested assets as of June 30, 2024. Combined cash and invested assets decreased $90 million from the prior quarter, primarily due to share buybacks, common dividend and debt redemption and issuance costs.
•We executed an excess of loss reinsurance transaction with a panel of highly rated reinsurers, which provides approximately $90 million of reinsurance coverage on a portion of existing mortgage insurance written from July 1, 2023 to December 31, 2023, effective June 1, 2024.
•We exercised clean up calls on two CRT transactions covering the 2014-2019 books and the 2020 book representing 15% of our risk in-force. The transactions provided nominal loss coverage and PMIERs credit while the associated loans have high embedded equity which reduce the probability of loss.
•PMIERs sufficiency was 169% and $2,057 million above the PMIERs requirements, compared to 163% and $1,883 million above the PMIERs requirements in the first quarter of 2024.
•We issued $750 million Senior Notes due 2029 with an interest rate of 6.25%, payable semi-annually beginning November 28, 2024. We utilized the net proceeds of the issuance to redeem our 6.5% Senior Notes due August 2025 in accordance with the terms of the related indenture, which extends our maturities and will result in $2 million in annual interest expense savings. The transaction resulted in approximately $11 million of debt extinguishment costs consisting of approximately $8 million in debt redemption costs, as well as approximately $3 million in accelerated deferred issuance costs in the quarter, both of which are excluded from our adjusted operating income.
•As previously announced, the Company’s Board of Directors approved a new share repurchase program with authorization to purchase up to $250 million of common stock along with an increase to our quarterly dividend from $0.16 to $0.185 per share.

Recent Events
•We repurchased approximately 1.6 million shares at an average price of $30.43 for a total of approximately $49 million in the quarter. Additionally, through July 26th, we purchased 0.4 million shares at an average price of $31.01 for a total of $13 million. During the quarter we completed our $100 million share repurchase authorization announced August 1, 2023 and as of July 26, 2024, there was approximately $226 million remaining on our $250 million repurchase authorization.
•We announced today that its Board of Directors has declared a quarterly dividend of $0.185 per common share, payable on September 9, 2024, to shareholders of record on August 28, 2024.
•We now anticipate a total 2024 capital return of between $300 and $350 million, the final amount and form of capital returned to shareholders will ultimately depend on business performance, market conditions, and regulatory approvals.

Conference Call and Financial Supplement Information
This press release, the second quarter 2024 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss second quarter financial results in a conference call tomorrow, Thursday, August 1, 2024, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our 2023 Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended June 30, 2024 and 2023, as well as for the three months ended March 31, 2024.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	2Q24	1Q24	2Q23
REVENUES:
Premiums	$244,567	$240,747	$238,520
Net investment income	59,773	57,111	50,915
Net investment gains (losses)	(7,713)	(6,684)	(13,001)
Other income	2,207	402	1,088
Total revenues	298,834	291,576	277,522

LOSSES AND EXPENSES:
Losses incurred	(16,821)	19,501	(4,070)
Acquisition and operating expenses, net of deferrals	53,960	50,934	51,887
Amortization of deferred acquisition costs and intangibles	2,292	2,259	2,645
Interest expense	13,644	12,961	12,913
Loss on debt extinguishment	10,930	0	0
Total losses and expenses	64,005	85,655	63,375

INCOME BEFORE INCOME TAXES	234,829	205,921	214,147
Provision for income taxes	51,156	44,933	46,127
NET INCOME	$183,673	$160,988	$168,020

Net investment (gains) losses	7,713	6,684	13,001
Costs associated with reorganization	3,435	(42)	41
Loss on debt extinguishment	10,930	0	0
Taxes on adjustments	(4,636)	(1,395)	(2,739)
Adjusted Operating Income	$201,115	$166,235	$178,323

Loss ratio (1)	(7)%	8%	(2)%
Expense ratio (2)	23%	22%	23%
Earnings Per Share Data:
Net Income per share
Basic	$1.17	$1.01	$1.04
Diluted	$1.16	$1.01	$1.04
Adj operating income per share
Basic	$1.28	$1.05	$1.11
Diluted	$1.27	$1.04	$1.10
Weighted-average common shares outstanding
Basic	157,193	158,818	161,318
Diluted	158,571	160,087	162,171

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by 1 percentage point for the three-month period ended June 30, 2024, and zero percentage points for the three-month periods ended March 31, 2024, and June 30, 2023.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	2Q24	1Q24	2Q23
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,331,345	$5,351,138	$4,915,039
Short term investments	12,313	9,963	10,849
Total investments	5,343,658	5,361,101	4,925,888
Cash and cash equivalents	699,035	614,330	691,416
Accrued investment income	45,317	43,450	37,726
Deferred acquisition costs	24,619	24,861	25,843
Premiums receivable	48,698	43,927	43,525
Other assets	98,929	126,644	80,363
Deferred tax asset	89,116	89,370	119,099
Total assets	$6,349,372	$6,303,683	$5,923,860

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$508,138	$531,443	$490,203
Unearned premiums	129,870	138,886	174,561
Other liabilities	143,167	173,500	139,100
Long-term borrowings	742,368	746,090	744,100
Total liabilities	1,523,543	1,589,919	1,547,964
Equity:
Common stock	1,561	1,577	1,602
Additional paid-in capital	2,220,903	2,264,198	2,324,527
Accumulated other comprehensive income	(236,305)	(237,477)	(345,243)
Retained earnings	2,839,670	2,685,466	2,395,010
Total equity	4,825,829	4,713,764	4,375,896
Total liabilities and equity	$6,349,372	$6,303,683	$5,923,860

Book value per share	$30.91	$29.89	$27.31
Book value per share excluding AOCI	$32.43	$31.40	$29.46

U.S. GAAP ROE (1)	15.4%	13.8%	15.5%
Net investment (gains) losses	0.6%	0.6%	1.2%
Costs associated with reorganization	0.3%	0.0%	0.0%
(Gains) losses on early extinguishment of debt	0.9%	0.0%	0.0%
Taxes on adjustments	(0.4)%	(0.1)%	(0.3)%
Adjusted Operating ROE(2)	16.9%	14.2%	16.4%

Debt to Capital Ratio	13%	14%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity